EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-217361) on Form S-8 of Mammoth Energy Services, Inc. of our report dated April 20, 2017, relating to the consolidated financial statements of Sturgeon Acquisitions LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, of cash flows, and of members’ equity for the years then ended and the period September 13, 2014 to December 31, 2014, which appears in the Form 8‑K of Mammoth Energy Services, Inc. dated August 2, 2017.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma
August 2, 2017